Exhibit 3.1

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

GLOBAL GEOPHYSICAL SERVICES, INC.

The present name of the Corporation is Global Geophysical Services, Inc. The Corporation was incorporated under the name of Global Geophysical Services, Inc. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on June 18th, 2003. This Third Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Corporation’s Certificate of Incorporation as heretofore amended and supplemented, including Certificates of Designation. This Third Amended and Restated Certificate of Incorporation (this “Certificate”) has been duly approved by the board of directors and the stockholders of the Corporation in accordance with the provisions of Articles 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”) and hereby amends, restates and integrates the provisions of the Corporation’s Certificate of Incorporation, to read in its entirety as follows:

ARTICLE I
Name

The name of the Corporation is Global Geophysical Services, Inc. (herein the “Corporation”).

ARTICLE II
Registered Office and Agent

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III
Powers

The purpose for which the Corporation is organized is to transact all lawful business for which corporations may be incorporated pursuant to the laws of the State of Delaware. The Corporation shall have all the powers of a corporation organized under the DGCL.

ARTICLE IV
Term

The Corporation is to have perpetual existence.

ARTICLE V
Capital Stock

Section 5.1             Authorized Capital Stock.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred five million (105,000,000), consisting of one hundred million (100,000,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”), and five million (5,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

Section 5.2             Preferred Stock.  Preferred Stock may be issued from time to time in one or more series.  The Board is hereby expressly authorized (a) to provide for the issue from time to time of all or any shares of Preferred Stock, in one or more series, (b) to establish from time to time the number of shares to be included in each such series, and (c) to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (a “Preferred Stock Designation”).  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, without a separate class vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

Section 5.3             Common Stock.

(a)           General.  All shares of Common Stock shall be identical and will entitle holders thereof to the same rights and privileges, except as otherwise provided herein.

(b)           Voting Rights.

(i)            Each registered holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder.

(ii)           Except as otherwise required by the DGCL or as otherwise provided in any Preferred Stock Designation, each registered holder of Common Stock shall be entitled to vote for the election of directors of the Corporation as provided for in Article VI of this Third Amended and Restated Certificate of Incorporation and shall be entitled to vote on all other matters submitted to a vote of stockholders of the Corporation.

(iii)          The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, without a separate class vote of the holders of Common Stock.

(iv)          No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the board of directors of the Corporation.

(c)           Dividends.  Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock, or otherwise) as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally available therefore.  Any such dividend shall be payable on shares of Common Stock ratably.

ARTICLE VI
Board of Directors

To the extent not provided for in this Third Amended and Restated Certificate of Incorporation, the number, nominations, qualifications, tenure, vacancies and removal of the directors shall be as set forth in the Bylaws of the Corporation (the “Bylaws”).

Section 6.1             Terms of Directors.  At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL. The directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

Section 6.2             Election.  Holders of Common Stock shall elect all directors of the Corporation (other than directors, if any, which holders of any series of Preferred Stock are entitled to elect pursuant to the provisions of the Preferred Stock Designation establishing such series).  Advance notice of shareholder nominations for the election of directors prior to any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 6.3             Written Ballot.  The election of directors need not be by written ballot except as may otherwise be provided in the Bylaws.

ARTICLE VII

Bylaws

The Board is expressly empowered to adopt, amend or repeal the Bylaws.  Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of the Board in the manner provided in the Bylaws.  The stockholders shall also have power to adopt, amend or repeal the Bylaws.

ARTICLE VIII
Indemnification

Any person who was or is a party or is or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan) shall be entitled to be indemnified by the Corporation, and the Corporation is authorized to indemnify such person or persons, to the fullest extent permitted by law, including without limitation, against expenses (including counsel fees and disbursements), judgments, fines, excise taxes assessed on a person with respect to an employee benefit plan, and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article VIII. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such person. The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the Bylaws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provisions of law or otherwise. Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of any person, existing at the time of, or prior to, such amendment, repeal or modification.

ARTICLE IX
Limitations on Directors’ Liability

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (A) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (B) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law; (C) under Section 174 of the DGCL; or (D) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the date of filing of this Certificate to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be so limited or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE X

Section 203 of the DGCL

The Corporation elects not to be governed by Section 203 of the DGCL.

ARTICLE XI

To the fullest extent permitted by Section 122(17) of the DGCL and except as may be otherwise expressly agreed in writing by the Corporation and any investment fund affiliated with Kelso & Company, L.P., the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to any of the investment funds affiliated with Kelso & Company, L.P. or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such person shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.  Neither the alteration, amendment or repeal of this Article XI nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article XI shall eliminate or reduce the effect of this Article XI in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

IN WITNESS WHEREOF, the undersigned has executed this Third Amended and Restated Certificate of Incorporation this        day of                 , 2010.

GLOBAL GEOPHYSICAL SERVICES, INC.

By:
Richard A. Degner President and Chief Executive Officer